Exhibit 107
Calculation of Filing Fee Tables
Form S-3

VirnetX Holding Corporation

Narrative Disclosure

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering and relates to the Registration Statement on Form S-3 (No. 333-295960) filed by VirnetX Holding Corporation on May 15, 2026 and declared effective on June 2, 2026. The maximum aggregate offering amount of the offering is $19,135,717.